UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 17, 2009

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

133 Sevilla Avenue

Coral Gables, FL 33134

(Address of principal executive offices) (Zip Code)

(305) 415-8830

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International Inc.

Item 1.01	Entry Into a Material Definitive Agreement.

On July 17, 2009, we consummated a purchase and sale transaction under a Securities Purchase Agreement (the “Purchase Agreement”) with Jorge Enrique Alvarado Amado (“Seller”). Pursuant to the Purchase Agreement, which is effective as of July 1, 2009, we purchased 3,000,000 Common Units (“Units”) of Elandia/Desca Holdings, LLC, a Delaware limited liability company (“Desca”) for an aggregate purchase price of $1 million and 2,500,000 shares of our common stock. As a result of our purchase of the Units under the Purchase Agreement, we own 100% of Desca.

Under the terms of the Purchase Agreement we have: (i) made a payment to Seller of $500,000 in cash, (ii) executed and delivered to Seller a $500,000 promissory note payable on July 1, 2010, and (iii) issued to Seller 2,500,000 shares of our common stock of which (A) one-half of such shares were deposited with an escrow agent to be held and released in accordance with the terms of an escrow agreement and (B) one-half of such shares were delivered to Seller. The Purchase Agreement provides that the purchase price will be reduced to the extent that the value of Desca’s net assets at closing is determined to be less as of June 30, 2010. Seller will be responsible to pay us an amount equal to 30% of any deficiency and such amount will be deemed a claim for indemnification under the Purchase Agreement.

In addition to the purchase price described above, we will be required to pay to Seller contingent consideration (the “Contingent Consideration”) in the event Desca achieves certain financial performance targets for 2009 identified in the Purchase Agreement. The aggregate amount of the Contingent Consideration will be, at Seller’s option (i) up to an additional maximum amount of 5,000,000 restricted shares of our common stock (ii) payment of up to a maximum amount of $8,000,000 in cash to be evidenced by an additional non-interest bearing promissory note payable on December 31, 2013, or (iii) up to an additional maximum amount of 2,500,000 restricted shares of our common stock and payment of up to an additional maximum amount of $4,000,000 in cash to be evidenced by an additional non-interest bearing promissory note payable on December 31, 2013.

All but 1,250,000 shares of our common stock constituting part of the purchase price as well as any additional shares of our common stock constituting amounts of Contingent Consideration, will be deposited with an escrow agent to be held and released over a 4-year period in accordance with the terms of an escrow agreement. All shares of our common stock held in escrow shall be available to satisfy any claim by us for indemnification under the Purchase Agreement. In addition, all promissory notes issued by us in connection with the Purchase Agreement, are subject to setoff to satisfy any indemnification claims we may have against Seller.

At the closing of the Purchase Agreement, Seller also entered into a two-year amended and restated employment agreement pursuant to which he will serve as chief executive officer of our Networking Group. Seller also executed a non-compete agreement containing customary non-compete, non-solicitation, non-disclosure and non-disparagement covenants. Finally, eLandia and Seller executed a termination and release agreement pursuant to which each of the parties agreed to terminate certain prior agreements and to release any claims the parties may have against one another arising prior to the date of the Purchase Agreement.

We expect to recognize a gain on this transaction of approximately $6,900,000 in the second quarter of 2009 resulting from a reduction in the minority interest purchase obligation reflected in our financial statements in connection with the Units.

The foregoing is merely a summary of the terms and conditions of the transactions described above and does not purport to be a complete discussion of such transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.

Dated: July 23, 2009	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

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